Exhibit 21.1

As of February 28, 2018, all of the following subsidiaries are 100% owned, directly or indirectly, by Xerium Technologies, Inc. except Stowe Woodward (Xi’an) Roll Covering Co. Ltd., which is 90% owned, and Stowe Woodward AG, which is 99.55% owned.

List of Subsidiaries of Xerium Technologies, Inc. (as of December 31, 2017)	State or Jurisdiction of Incorporation or Organization
Beloit Asia Pacific (M) Inc.	Mauritius
Huyck.Wangner UK Limited	United Kingdom
Huyck Argentina SA	Argentina
Huyck.Wangner Australia Pty. Limited	Australia
Huyck.Wangner Austria GmbH	Austria
Huyck.Wangner Italia S.p.A	Italy
Huyck.Wangner Japan Limited	Japan
Huyck Licensco Inc	Delaware
Huyck.Wangner (Shanghai) Trading Co. Ltd.	China
Huyck.Wangner Scandinavia AB	Sweden
Huyck.Wangner Spain SA	Spain
Huyck.Wangner Germany GmbH	Germany
JJ Plank Company, LLC	Delaware
Robec Brazil LLC	Delaware
Robec Walzen GmbH	Germany
Stowe Woodward(Changzhou) Roll Technologies Co. Ltd.	China
Stowe Woodward France SAS	France
Stowe Woodward (Xi'an) Roll Covering Co. Ltd.	China
Stowe Woodward AG	Germany
Stowe Woodward Finland Oy	Finland
Stowe Woodward Licensco LLC	Delaware
Stowe Woodward LLC	Delaware
Stowe Woodward Mexico SA de CV.	Mexico
Stowe Woodward Sweden AB	Sweden
Stowe-Woodward (UK) Limited	United Kingdom
Wangner Itelpa II LLC	Delaware
Wangner Itelpa Participações Ltda.	Brazil
Wangner Itelpa I LLC	Delaware
Wangner Limited	Ireland
Weavexx, LLC	Delaware
Xerium (France) SAS	France
Xerium Asia Holding Ltd	Hong Kong
Xerium Asia Pacific (Shanghai) Ltd.	China
Xerium Asia, LLC	Delaware
Xerium Canada Inc.	Canada

Xerium (China) Co., Ltd.	China
Xerium do Brasil Ltda	Brazil
Xerium Germany Holding GmbH	Germany
Xerium III (US) Limited	Delaware
Xerium IV (US) Limited	Delaware
Xerium V (US) Limited	Delaware
Xerium Italia S.p.A	Italy
Xerium Technologies Brasil Indústria e Comércio S.A.	Brazil
Xerium Technologies Chile SpA	Chile
Xerium Technologies Limited	United Kingdom
Xerium Technologies Makina - Hizmetler; Sanayi; LS	Turkey
XTI LLC	Delaware